UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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First Solar, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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First Solar, Inc.
4050 East Cotton Center Boulevard
Building 6, Suite 68
Phoenix, Arizona 85040

April 25, 2007

Dear Shareholder:

You are cordially invited to attend First Solar, Inc.’s annual meeting of shareholders to be held on Friday, May 25, 2007, at 2:00 p.m., local time, at the Embassy Suites Phoenix-Biltmore, 2630 East Camelback Road, Phoenix, Arizona 85016.

Details regarding admission to the annual meeting and the business to be conducted are described in the accompanying notice of annual meeting and proxy statement. Included with the proxy statement is a copy of our 2006 annual report. We encourage you to read our annual report. It includes our audited financial statements and information about our operations, markets and products.

It is important that your shares be represented at the annual meeting. To ensure your representation at the annual meeting, you are urged to complete, date, sign and return the enclosed proxy as promptly as possible. A postage-prepaid envelope is enclosed for that purpose. If you attend the annual meeting, you may vote in person even if you have previously returned a proxy card.

I look forward to greeting those of you who are able to attend the annual meeting in Phoenix.

Sincerely,

Michael J. Ahearn
Chairman of the Board and
Chief Executive Officer

FIRST SOLAR, INC.
4050 East Cotton Center Boulevard
Building 6, Suite 68
Phoenix, Arizona 85040

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of First Solar, Inc. will be held on Friday, May 25, 2007, at 2:00 p.m., local time. The annual meeting will take place at the Embassy Suites Phoenix-Biltmore, 2630 East Camelback Road, Phoenix, Arizona 85016.

The purposes of the annual meeting are as follows:

1. to elect six members of the board of directors to hold office until the next annual meeting of shareholders or until their respective successors have been elected and qualified;

2. to ratify the appointment of PricewaterhouseCoopers LLP as First Solar, Inc.’s independent registered public accounting firm for the fiscal year ending December 29, 2007; and

3. to transact such other business as may properly come before the annual meeting.

Any action may be taken on the foregoing proposals at the annual meeting on the date specified above or on any date or dates to which the annual meeting may be adjourned or postponed.

The close of business on April 19, 2007 is the record date for determining shareholders entitled to vote at the annual meeting. Only holders of First Solar, Inc.’s common stock as of the record date are entitled to vote on some or all of the matters listed in this notice of annual meeting. A complete list of shareholders entitled to vote at the annual meeting will be available for inspection by shareholders during normal business hours at First Solar, Inc.’s corporate headquarters located at 4050 East Cotton Center Boulevard, Building 6, Suite 68, Phoenix, Arizona 85040, during the ten days prior to the annual meeting as well as at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

I. Paul Kacir
Corporate Secretary
April 25, 2007

Your vote is important.

Whether or not you plan to attend the annual meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed pre-addressed reply envelope. Any shareholder of record who is present at the annual meeting may vote in person instead of by proxy, thereby canceling any previous proxy.

FIRST SOLAR, INC.
4050 East Cotton Center Boulevard,
Building 6, Suite 68
Phoenix, Arizona 85040

PROXY STATEMENT

This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors of First Solar, Inc., a Delaware corporation (“First Solar” or the “Company”), for use at the annual meeting of the Company’s shareholders to be held on Friday, May 25, 2007, at the Embassy Suites Phoenix-Biltmore, 2630 East Camelback Road, Phoenix, Arizona 85016, commencing at 2:00 p.m., local time, and at any adjournment or postponement. This proxy statement, the notice of annual meeting, the accompanying proxy and the annual report to shareholders are first being mailed to shareholders on or about April 25, 2007.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders are being asked to consider and vote upon the following matters:

•	the election of six members of our board of directors to hold office until the next annual meeting of shareholders or until their respective successors have been elected and qualified; and

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2007.

The shareholders will also transact any other business that may properly come before the annual meeting.

How does the board of directors recommend that I vote?

Our board of directors recommends that you vote your shares (1) “FOR” each of the nominees to the board of directors and (2) “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2007 fiscal year.

Who is entitled to vote?

The record date for the annual meeting is April 19, 2007. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting. Attendance at the meeting will be limited to such shareholders of record, their proxies, beneficial owners having evidence of ownership on that date and invited guests of the Company.

The Company’s sole outstanding capital stock is its common stock, par value $0.001 per share. Each holder of the Company’s common stock is entitled to one vote per share on each matter submitted at the annual meeting. At the close of business on the record date there were 72,365,068 shares of the Company’s common stock outstanding and eligible to vote at the annual meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most First Solar shareholders hold their shares through a broker or other nominee rather than directly in their own name.

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by First Solar. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the annual meeting. First Solar has enclosed or sent a proxy card for you to use.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or nominee, as the case may be. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, and you are also invited to attend the annual meeting.

Since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or other nominee how to vote your shares.

How do I vote?

Shares held in your name as the shareholder of record may be voted by you in person at the annual meeting. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the annual meeting.

A shareholder who holds shares of our common stock of record and not beneficially in street name may vote shares by giving a proxy via mail. To vote your proxy by mail, indicate your voting choices, sign and date your proxy and return it in the postage-paid envelope provided.

If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.

Can I change my vote after I submit my proxy?

Yes, you may change your vote at any time prior to the vote at the annual meeting. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to First Solar’s Corporate Secretary at 4050 East Cotton Center Boulevard, Building 6, Suite 68, Phoenix, Arizona 85040 prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instruction they provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the annual meeting and voting in person.

How many shares must be present to hold the annual meeting?

A quorum must be present at the annual meeting for any business to be conducted. The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of voting stock outstanding on the record date, determined by voting power, will constitute a quorum. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum. If a quorum is not present, the chairman of the annual meeting may adjourn the annual meeting until a quorum is present.

What is the voting requirement to approve each of the proposals?

In the election of directors, the affirmative vote of a plurality of the votes cast is required to elect the six nominees as directors. This means that the six nominees will be elected if they receive more affirmative votes than any other person. You may not cumulate your votes for the election of directors.

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 29, 2007 requires the affirmative vote of a majority of the voting power of the Company’s common stock present at the meeting in person or by proxy and entitled to vote as of the record date.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes”. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote or votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions have the same effect as votes against the matter.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the board of directors may either reduce the number of directors to be elected or cause a substitute nominee to be selected. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

Who pays for the costs of soliciting proxies?

The Company will pay the cost of soliciting proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of voting stock. We have hired Georgeson Shareholders Communications Inc. to assist us in the distribution of proxy materials and the solicitation of votes. We will pay Georgeson Shareholders Communications Inc. a fee of less than $5,000 plus customary costs and expenses for these services. In addition to solicitation by mail, directors, officers and associates (which is our term for employees and is used throughout this proxy statement to mean employees) of the Company may solicit proxies personally or by facsimile, telegraph or telephone, without additional compensation.

CORPORATE GOVERNANCE

We adopted corporate governance guidelines that address the governance activities of the board and include criteria for determining the independence of the members of our board. These guidelines are in addition to the requirements of the Securities and Exchange Commission (the “Commission”) and The NASDAQ Stock Market. The guidelines also include requirements for the standing committees of the board, responsibilities for board members and the annual evaluation of the board’s and its committees’ effectiveness. The corporate governance guidelines are available on our website at www.firstsolar.com. At any time that these guidelines are not available on our website, we will provide a copy upon written request made to Investor Relations, First Solar, Inc., 4050 East Cotton Center Boulevard, Building 6, Suite 68, Phoenix, Arizona 85040.

Although we include references to our website throughout this proxy statement, any information that is included in our website is not part of this proxy statement.

Independence

The board of directors has determined that the following directors are “independent” as required by applicable laws and regulations, by the listing standards of The Nasdaq Stock Market and by our corporate governance guidelines: James F. Nolan, J. Thomas Presby, Michael Sweeney and Paul H. Stebbins. Bruce Sohn was also independent in accordance with these standards until he became President of First Solar in March 2007. The board of directors has also concluded that the members of each of the audit and compensation committees are “independent” in accordance with these same standards.

The Estate of John T. Walton and its affiliates control a majority of our outstanding common stock. Under the rules of The NASDAQ Stock Market, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the following:

•	the requirement that a majority of the board of directors consist of independent directors;

•	the requirement that we have a nominating committee that is composed entirely of independent directors with a formal written charter or board resolution requiring that the majority of the independent directors approve for nomination any director nominees;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a formal written charter; and

•	the requirement for an annual performance evaluation of the nominating and compensation committees, if such committees exist.

We do not presently intend to use these exceptions. However, we could decide to use one or more of these exceptions in the future. If we decide to use any of these exceptions, you would not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements.

Code of Business Conduct and Ethics

We have a code of business conduct and ethics that applies to all directors and associates, including our Chief Executive Officer and senior financial officers. These standards are designed to deter wrongdoing and to promote the honest and ethical conduct of all associates. The code of business conduct and ethics is posted on our website at www.firstsolar.com. Any substantive amendment to, or waiver from, any provision of the code of business conduct and ethics with respect to any director or executive officer will be posted on our website.

Board of Directors Structure and Committee Composition

Our board of directors is currently composed of six directors and an audit committee and a compensation committee. The committee membership and meetings during 2006 and the function of each of the committees are described below.

During 2006, the board of directors held 11 meetings and acted by written consent 11 times. Each director attended at least 75% of the aggregate of all board of directors meetings and committee meetings for the committees on which he serves. We did not hold an annual meeting in 2006.

Board of Directors Member	Audit Committee	Compensation Committee

Michael J. Ahearn
Bruce Sohn	Member until March 2007
James F. Nolan
J. Thomas Presby	Chair
Paul H. Stebbins	Member	Member
Michael Sweeney	Member since March 2007	Chair

Audit Committee

The audit committee oversees our financial reporting process on behalf of the board of directors and reports to the board of directors the results of these activities, including the systems of internal controls established by management and the board of directors, our audit and compliance process and financial reporting. The audit committee, among other duties, engages the independent registered public accounting firm, pre-approves all audit and non-audit services provided by the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement, considers the compatibility of any non-audit services provided by the independent registered public accounting firm with the independence of such independent registered public accounting firm and reviews the independence of the independent registered public accounting firm. During 2006, the audit committee held three meetings.

J. Thomas Presby (Chair), Paul H. Stebbins and Michael Sweeney serve on our audit committee. Bruce Sohn served on our audit committee until becoming President of the Company in March 2007, at which time Mr. Sweeney replaced him on the audit committee. Each member of the audit committee meets the standards for financial knowledge for companies listed on The NASDAQ Stock Market. In addition, the board of directors has determined that Mr. Presby is qualified as an audit committee financial expert within the meaning of the Commission’s regulations. In making this determination, the board of directors considered Mr. Presby’s credentials and financial background.

The audit committee operates pursuant to a written charter and is of the view that it has complied with its charter. A current copy of the audit committee’s charter is available on our website at www.firstsolar.com.

Compensation Committee

The compensation committee reviews and recommends compensation and benefit plans for our officers and directors, including non-associate directors, reviews the base salary and incentive compensation for each executive officer, reviews and approves corporate goals and objectives relevant to our Chief Executive Officer’s compensation, administers our incentive compensation program for key executive and management associates and reviews and approves employee benefit plans. During 2006, the compensation committee held one meeting and acted by consent resolution four times.

Michael Sweeney (Chair) and Paul H. Stebbins serve on our compensation committee.

The compensation committee operates pursuant to a written charter and is of the view that it has complied with its charter. A current copy of the compensation committee’s charter is available on our website at www.firstsolar.com.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has been an executive officer or associate of our Company during our last completed fiscal year. During our last completed fiscal year, none of our executive officers served as a member of the compensation committee of any entity that has one or more executive officers serving on our compensation committee.

Nomination Procedures

The board of directors has no standing nominating committee. The Company has recently become a public company, and because of the relatively small size of the board of directors, the board is of the view that the key functions of a nominating committee of assessing and recommending director candidates can be accomplished by the independent directors without the need for a standing nominating committee. Director nominees are recommended for selection by the board of directors by a majority of the independent directors. The board of directors does not have a charter for the Company’s nominating process. However, the qualities and skills sought in prospective members of the board of directors generally require that director candidates be qualified individuals who, if added to the board of directors, would provide the mix of director characteristics, experience, perspectives and skills appropriate for the Company. In accordance with the corporate governance guidelines adopted by the board of directors, criteria for selection of candidates include, but are not limited to: (i) roles and contributions valuable to the business community; (ii) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (iii) relevant knowledge and diversity of background and experience in such things as business, technology, finance and accounting, marketing, government relations and the like; and (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings.

The board of directors does not have a specific policy for consideration of nominees recommended by security holders due to the fact that the Estate of John T. Walton and its affiliates control a majority of our outstanding common stock and their vote can determine whether any director nominee recommended by the board of directors or a security holder is elected to the board of directors. However, security holders can recommend a prospective nominee for the board of directors as described below. There have been no recommended nominees from security holders.

Our bylaws require that a shareholder who wishes to nominate an individual for election as a director at our annual meeting must give us advance written notice. The notice must be delivered to or mailed and received by the Corporate Secretary of the Company not later than 90 days or earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the annual meeting for which the recommendation is submitted is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, such recommendation must be received by the Corporate Secretary of the Company not earlier than 120 days prior to the annual meeting and not later than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the annual meeting date is first made by the Company.

Shareholders may contact our Corporate Secretary at First Solar, Inc., 4050 East Cotton Center Boulevard, Building 6, Suite 68, Phoenix, Arizona 85040 for a copy of the relevant bylaw provisions regarding the requirements for nominating director candidates and making shareholder proposals.

Shareholder Communications with Directors

A shareholder who wishes to communicate directly with the board of directors, a committee of the board of directors or with an individual director, regarding matters related to First Solar, should send the communication to:

First Solar, Inc.
Attn: Corporate Secretary
4050 East Cotton Center Boulevard
Building 6, Suite 68
Phoenix, Arizona 85040

We will forward all shareholder correspondence about First Solar to the board of directors, committee or individual director, as appropriate. Please note that we will not forward communications that are spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements.

DIRECTORS

The Company’s directors are elected annually. The nominees to the board of directors elected at the annual meeting will be elected to serve until the next annual meeting of shareholders or until their respective successors have been elected and qualified. The following information provided with respect to the principal occupation, affiliations and business experience during the last five years for each of the nominees to the board of directors has been furnished to us by such nominees.

The name and certain information regarding each nominee are set forth below as of April 19, 2007. There are no family relationships among directors or executive officers of First Solar.

Name	Age	Current Position with First Solar

Michael J. Ahearn	50	Chief Executive Officer, Chairman
Bruce Sohn	45	President, Director
James F. Nolan	75	Director
J. Thomas Presby	67	Director
Paul H. Stebbins	49	Director
Michael Sweeney	49	Director

Michael J. Ahearn has served as the chief executive officer and Chairman of First Solar since August 2000. Mr. Ahearn also served as President of First Solar from August 2000 to March 2007. From 1996 until November 2006, he was a Partner and President of the equity investment firm JWMA Partners, LLC, or JWMA (formerly True North Partners, L.L.C.). Prior to joining JWMA, Mr. Ahearn practiced law as a partner in the firm of Gallagher & Kennedy. He received both a B.A. in Finance and a J.D. from Arizona State University.

Bruce Sohn was elected a director of First Solar in July 2003 and has served as President of First Solar since March 2007. Prior to joining First Solar as President, Mr. Sohn worked at Intel Corporation for 24 years, where he most recently served as Plant Manager. Mr. Sohn serves on the boards of the International Symposium on Semiconductor Manufacturing, the IEEE-Electron Devices Society Manufacturing Technology Committee and the New Mexico Museum of Natural History Foundation. He is a senior member of IEEE and a certified Jonah. Mr. Sohn has been a guest lecturer at several universities, including the Massachusetts Institute of Technology and Stanford University. He graduated from the Massachusetts Institute of Technology with a degree in Materials Science and Engineering.

James F. Nolan was elected a director of First Solar in February 2003. Mr. Nolan served as the Vice President of Operations with Solar Cells, Inc., and was responsible for research, development and manufacturing operations. He designed and built early prototype equipment for First Solar’s pilot manufacturing line and led the team that developed the process for producing large area thin film cadmium telluride solar modules. Mr. Nolan has worked as a part-time consultant for First Solar since November 2000. Mr. Nolan has over 35 years of experience in physics, engineering, research and development, manufacturing and process design with companies such as Westinghouse, Owens Illinois, Glasstech and Photonics Systems. Mr. Nolan holds more than 10 patents in areas of flat panel electronic displays and photovoltaic devices and processes. Mr. Nolan earned his B.S. in Physics from the University of Scranton (Pennsylvania) and a doctorate in Physics from the University of Pittsburgh.

J. Thomas Presby was elected a director of First Solar in August 2006. Mr. Presby retired in 2002 from a 30-year career with Deloitte Touche Tohmatsu. At Deloitte, Mr. Presby held numerous positions in the United States and abroad, including the posts of Deputy Chairman and Chief Operating Officer. Mr. Presby serves as a director and the audit committee chair of American Eagle Outfitters, Inc. and as a director, the audit committee chair and a member of the governance committee of World Fuel Services, Inc. Mr. Presby also serves as a director and the audit committee chair of AMVESCAP Plc, Tiffany & Co. and TurboChef Technologies, Inc. Mr. Presby is a Certified Public Accountant. Mr. Presby is a graduate of Rutgers University and holds a masters degree in Industrial Administration from Carnegie Mellon University.

Paul H. Stebbins was elected a director of First Solar in December 2006. Mr. Stebbins has served as the chairman of World Fuel since July 2002 and has served as a director of World Fuel since June 1995. Between July

2000 and 2002, Mr. Stebbins also served as president and chief operating officer of World Fuel. In 1985, Mr. Stebbins co-founded Trans-Tec Services, a global marine fuel service company acquired by World Fuel in 1995.

Michael Sweeney was elected a director of First Solar in July 2003. Mr. Sweeney joined Goldner Hawn Johnson & Morrison (GHJM) as a Managing Director in 2000 and was elected Managing Partner in November 2001. He had previously served as President of Starbucks Coffee Company (UK) Ltd. in London and held various operating management and corporate finance roles. After starting his career with Merrill Lynch in New York and Phoenix, he built and sold an investment banking boutique. Subsequently, Mr. Sweeney developed and sold franchise companies in the Blockbuster and Papa John’s systems. Mr. Sweeney serves on the boards of GHJM portfolio companies, Allen-Edmonds Shoe Corporation, Transport Corporation of America, Inc. and Vitality Foodservice, Inc. Mr. Sweeney graduated from Swarthmore College.

DIRECTOR COMPENSATION

The following table sets forth information with respect to compensation earned by our non-associate directors for the fiscal year ended December 30, 2006.

	Fees Earned				All Other
	or Paid in	Stock Awards		Option Awards	Compensation		Total
Name	Cash ($)(1)	($)(2)(3)		($)(2)(3)	($)		($)

James F. Nolan	12,500	—		—	90,000	(4)	102,500
J. Thomas Presby	25,000	43,834	(5)	—	17,752	(6)	86,586
Bruce Sohn	37,500	29,213	(7)	—	—		66,713
Michael Sweeney	37,500	29,213	(8)	—	—		66,713
Paul H. Stebbins(9)	12,500	12,413	(10)	—	—		24,913

(1)	Our non-associate Directors received $6,250 in cash for each attended board meeting in the first half of 2006. For the second half of 2006, our independent directors received a cash retainer of $25,000 (pro rated based on a $50,000 annual retainer).

(2)	The amounts in these columns reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 30, 2006, in accordance with FAS 123R, of awards pursuant to the Company 2006 Omnibus Incentive Compensation Plan and the 2003 Unit Option Plan and thus may include amounts from awards granted both in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 13, “Stock Options” to the Company’s audited financial statements for the fiscal year ended December 30, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	The number of outstanding equity awards as of December 30, 2006 is as follows:

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Stock
Name	Options (#)	Awards (#)

James F. Nolan	72,750	—
Thomas Presby	—	1,562
Bruce Sohn	72,750	1,041
Michael Sweeney	72,750	1,041
Paul Stebbins	—	416

(4)	This amount represents consulting fees paid to Mr. Nolan in 2006 for his consulting services. As of December 30, 2006, Mr. Nolan was not an independent director. Due to changes in the listing standards of The NASDAQ Stock Market relating to director independence since that time, Mr. Nolan is now considered an independent director.

(5)	938 shares were issued on November 22, 2006 at a market price of $26.88 per share, as of that date. The grant date fair value of these shares was $25,213. 624 shares were issued on January 2, 2007, with respect to service in 2006, at a market price of $29.84 per share, based on the price as of December 29, 2006, which was the last business day prior to the date of grant. The grant date fair value of these shares was $18,620.

(6)	All other compensation represents travel expenses reimbursed by the Company to attend board meetings. Except for Mr. Presby, none of directors received reimbursements for amounts equal to or greater than $10,000. The amount for Mr. Presby represents reimbursement for travel expense in connection with Mr. Presby’s visits to our facilities in Ohio and Germany.

(7)	625 shares were issued on November 22, 2006 at a market price of $26.88 per share, as of that date. The grant date fair value of these shares was $16,800. 416 shares were issued on January 2, 2007, with respect to service in 2006, at a market price of $29.84 per share, based on the price as of December 29, 2006, which was the last business day prior to the date of grant. The grant date fair value of these shares was $12,413.

(8)	625 shares were issued on November 22, 2006 at a market price of $26.88 per share, as of that date. The grant date fair value of these shares was $16,800. 416 shares were issued on January 2, 2007, with respect to service in 2006, at a market price of $29.84 per share, based on the price as of December 29, 2006, which was the last business day prior to the date of grant. The grant date fair value of these shares was $12,413.

(9)	Mr. Stebbins began his service as a director in December 2006.

(10)	416 shares were issued on January 2, 2007, with respect to service in 2006, at a market price of $29.84 per share, based on the price as of December 29, 2006, which was the last business day prior to the date of grant. The grant date fair value of these shares was $12,413.

Beginning in the second half of 2006, non-associate directors receive annual compensation of $50,000 cash retainer (payable quarterly) and are not paid any fees for attending board meetings or committee meetings. Prior to the second half of 2006, we paid our non-associate directors $6,250 for each meeting attended. As a result, our cash compensation to our non-associate directors in 2006 comprised of the $6.250 payment for meetings attended in the first half of 2006 and a portion of the annual cash retainer, prorated for the directors’ service in the second half of 2006.

We also compensate our independent directors with a $50,000 stock grant, payable quarterly. The chairman of the audit committee also receives an additional annual $25,000 stock grant, payable quarterly. With respect to such quarterly stock grants, our practice is to issue the stock at the end of the quarter to our independent directors. Our practice is not to time the date of these awards, and we do not take account of any internal “black outs”, during which associates and directors are prohibited by our Insider Trading Policy from trading in our securities, or whether we are or are not in possession of undisclosed material facts or without regard to whether any undisclosed material facts could be perceived as potentially positive or negative.

We reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors of our Company. Directors who are officers or associates of our Company do not receive any additional compensation for serving as directors, except for reimbursement of their expenses in fulfilling their duties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED SHAREHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of April 19, 2007, by:

•	each person or group who is known by us to own beneficially more than 5% of our common stock;

•	each member of our board of directors and each of our named executive officers; and

•	all members of our board of directors and our executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of this proxy statement are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power with respect to the shares beneficially owned. Except as indicated below, the address for each shareholder, director or named executive officer is c/o First Solar, Inc., 4050 East Cotton Center Boulevard, Building 6, Suite 68, Phoenix, Arizona 85040.

This table assumes 72,365,068 shares of common stock outstanding as of April 19, 2007, assuming no exercise of outstanding options.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent

Beneficial Owners of 5% or More
S. Robson Walton(1)	38,887,347	53.7%
Jim C. Walton(2)	38,887,347	53.7%
Alice L. Walton(3)	38,887,347	53.7%
Estate of John T. Walton(4)	26,785,345	37.0%
JCL Holdings, LLC(5)	12,102,002	16.7%
Michael J. Ahearn(6)	5,487,339	7.6%
Goldman, Sachs & Co.(7)	4,267,767	5.9%
Directors and Named Executive Officers
Michael J. Ahearn(6)	5,487,339	7.6%
Bruce Sohn(8)	104,707	*
George (“Chip”) A. Hambro(9)	923,925	1.3%
Jens Meyerhoff(10)	42,500	*
Kenneth M. Schultz(11)	729,440	1.0%
I. Paul Kacir	1,500	*
James F. Nolan(12)	73,050	*
J. Thomas Presby	1,898	*
Paul H. Stebbins	3,640	*
Michael Sweeney(13)	98,265	*
All directors and executive officers as a group (10 persons)(14)	7,466,264	10.3%

*	Less than one percent

(1)	The number and percentage of shares of common stock shown in the table as beneficially owned by S. Robson Walton represent (a) 12,102,002 shares held by JCL Holdings, LLC, as to which S. Robson Walton, as a managing member thereof, shares voting and dispositive power with Jim C. Walton and Alice L. Walton, individually as managing members, and (b) 26,785,345 shares held by the Estate of John T. Walton, as to which S. Robson Walton, Jim C. Walton and Alice L. Walton, as co-personal representatives, share dispositive and voting power (such shares are also shown by the Estate of John T. Walton and JCL Holdings, LLC as having sole voting and dispositive power). The shares held by JCL Holdings, LLC and the Estate of John T. Walton are for the benefit of John T. Walton’s wife and his descendants and for that reason, S. Robson Walton disclaims beneficial ownership of the shares listed in (a) and (b) above. The address of S. Robson Walton is P.O. Box 1860, Bentonville, Arkansas 72712.

(2)	The number and percentage of shares of common stock shown in the table as beneficially owned by Jim C. Walton represent (a) 12,102,002 shares held by JCL Holdings, LLC, as to which Jim C. Walton, as a managing member thereof, shares voting and dispositive power with S. Robson Walton and Alice L. Walton, individually as managing members, and (b) 26,785,345 shares held by the Estate of John T. Walton, as to which S. Robson Walton, Jim C. Walton and Alice L. Walton, as co-personal representatives, share dispositive and voting power (such shares are also shown by the Estate of John T. Walton and JCL Holdings, LLC as having sole voting and dispositive power). The shares held by JCL Holdings, LLC and the Estate of John T. Walton are for the benefit of John T. Walton’s wife and his descendants and for that reason, Jim C. Walton disclaims beneficial ownership of the shares listed in (a) and (b) above. The address of Jim C. Walton is P.O. Box 1860, Bentonville, Arkansas 72712.

(3)	The number and percentage of shares of common stock shown in the table as beneficially owned by Alice L. Walton represent (a) 12,102,002 shares held by JCL Holdings, LLC, as to which Alice L. Walton, as a managing member thereof, shares voting and dispositive power with S. Robson Walton and Jim C. Walton, individually as managing members, and (b) 26,785,345 shares held by the Estate of John T. Walton, as to which S. Robson Walton, Jim C. Walton and Alice L. Walton, as co-personal representatives, share dispositive and voting power (such shares are also shown by the Estate of John T. Walton and JCL Holdings, LLC as having sole voting and dispositive power). The shares held by JCL Holdings, LLC and the Estate of John T. Walton are for the benefit of John T. Walton’s wife and his descendants and for that reason, Alice L. Walton disclaims beneficial ownership of the shares listed in (a) and (b) above. The address of Alice L. Walton is P.O. Box 1860, Bentonville, Arkansas 72712.

(4)	The number and percentage of shares of common stock shown in the table as beneficially owned by the Estate of John T. Walton represent 26,785,345 shares held directly by the Estate of John T. Walton, as to which S. Robson Walton, Jim C. Walton and Alice L. Walton, as co-personal representatives of the Estate of John T. Walton, share voting and dispositive power. The shares held by the Estate of John T. Walton are held for the benefit of John T. Walton’s wife and his descendants and for that reason, S. Robson Walton, Jim C. Walton and Alice L. Walton disclaim beneficial ownership of such shares. The address of the Estate of John T. Walton is P.O. Box 1860, Bentonville, Arkansas 72712.

(5)	The number and percentage of shares of common stock shown in the table as beneficially owned by JCL Holdings, LLC represent 12,102,002 shares held directly by JCL Holdings, LLC as to which S. Robson Walton, Jim C. Walton and Alice L. Walton, individually as managing members thereof, share voting and dispositive power. The shares held by JCL Holdings, LLC are held for the benefit of John T. Walton’s wife and his descendants and for that reason, S. Robson Walton, Jim C. Walton and Alice L. Walton disclaim beneficial ownership of such shares. The address of JCL Holdings, LLC is P.O. Box 1860, Bentonville, Arkansas 72712.

(6)	Michael J. Ahearn 2006 GRAT holds a total of 5,487,339 shares, and Michael J. Ahearn is the sole trustee and has sole voting and dispositive power with respect to all shares held by the Michael J. Ahearn 2006 GRAT.

(7)	The address of Goldman, Sachs & Co. is 85 Broad Street, New York, New York 10004.

(8)	Includes 72,750 shares of common stock issuable upon the exercise of stock options.

(9)	Includes 923,925 shares of common stock issuable upon the exercise of stock options.

(10)	Includes 37,500 shares of common stock issuable upon the exercise of stock options.

(11)	Includes 729,440 shares of common stock issuable upon the exercise of stock options.

(12)	Includes 72,750 shares of common stock issuable upon the exercise of stock options.

(13)	Includes 72,750 shares of common stock issuable upon the exercise of stock options.

(14)	Includes 1,909,115 shares of common stock issuable upon the exercise of stock options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2006, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than five percent of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a material interest, other than in connection with the transactions described below.

Related Party Debt

On September 30, 2005, we entered into a loan agreement with Walton Enterprises II, L.P., an affiliate of the Estate of John T. Walton and JCL Holdings, LLC. This loan agreement was for $20.0 million, with interest payable monthly at the rate equal to the lesser of (i) the short term Applicable Federal Rate (AFR) and (ii) the highest lawful rate. During January and February 2006, we borrowed an additional $3.0 million and $7.0 million, respectively, from the Estate of John T. Walton, taking the place of Walton Enterprises II, L.P. These notes were unsecured, the balance was payable on demand and interest was payable monthly at a rate equal to the lesser of (i) the AFR and (ii) the highest lawful rate. We repaid the entire $30.0 million in February 2006.

During July 2006, we entered into a loan agreement with the Estate of John T. Walton, which we amended and restated on August 7, 2006, under which we could draw up to $34.0 million. As a condition of obtaining this loan, we were required to use $8.7 million of the proceeds to repay the principal of our loan from Kingston Properties, LLC, an affiliate of the Estate of John T. Walton and JCL Holdings, LLC. During July 2006, we drew $26.0 million against this loan, which we repaid with a portion of the proceeds from our initial public offering of common stock.

On May 14, 2003, First Solar Property, LLC issued a $8.7 million promissory note due June 1, 2010 to Kingston Properties, LLC, an affiliate of the Estate of John T. Walton and JCL Holdings, LLC. Interest was payable monthly at an annual rate of 3.70%. We repaid the note in its entirety in July 2006 with a portion of the proceeds from the borrowings under the revolving loan agreement with the Estate of John T. Walton.

Related Party Equity Contribution

In February 2006, we sold to JWMA Partners, LLC, or JWMA, 6,613,000 shares for $30.0 million. In November 2006, JWMA dissolved, and distributed these shares to its members, including the Estate of John T. Walton, JCL Holdings, LLC and Michael J. Ahearn.

Convertible Debt

On February 22, 2006, we issued $74.0 million in convertible senior subordinated notes due 2011 to Goldman, Sachs & Co. On May 10, 2006, we extinguished these notes by payment of 4,261,000 shares of our common stock. This extinguishment took place under the terms of a negotiated extinguishment agreement and not under the conversion terms of the original note purchase agreement; however, the settlement terms of the negotiated extinguishment agreement were, in substance, similar to, but not identical to, the terms of the original note purchase agreement.

Registration Rights

We entered into a registration rights agreement with the Estate of John T. Walton, JCL Holdings, LLC and Michael J. Ahearn. The registration rights agreement provides for piggyback registration rights if we register equity securities under the Securities Act of 1933, as amended (the “Securities Act”), subject to certain lock-up provisions and exceptions. In addition, subject to certain lock-up provisions and exceptions, Michael J. Ahearn has three demand rights, JCL Holdings, LLC has five demand rights and the Estate of John T. Walton has unlimited demand rights, provided that the Estate of John T. Walton may only exercise one such demand right within any 365 day period. Following the termination of the Estate of John T. Walton, the registration rights held by the Estate will be held collectively by trusts for the benefit of John T. Walton’s wife and his descendants.

We entered into a registration rights agreement with Goldman, Sachs & Co., the purchaser of the convertible senior subordinated notes. The registration rights agreement provides that, subject to certain lock-up provisions and exceptions, Goldman, Sachs & Co. has two demand rights and piggyback registration rights if we register equity securities under the Securities Act. The registration rights and related provisions are transferable with respect to the shares issued upon conversion of the notes on May 10, 2006.

Other

On July 27, 2006, First Solar Manufacturing GmbH, a wholly owned indirect subsidiary of First Solar, entered into a credit facility agreement with a consortium of banks led by IKB Deutsche Industriebank AG. In connection with entering into this credit facility, Michael J. Ahearn, our Chief Executive Officer, provided a €500,000 personal guarantee. We have indemnified Mr. Ahearn for the amount of his guarantee.

Review and Approval of Related Party Transactions

The Company’s corporate governance guidelines require the review and approval by the audit committee of any proposed related party transaction, as defined by the applicable regulations of the Commission. If a member of the audit committee has an interest in the proposed transaction, our corporate governance guidelines require the formation of a committee consisting entirely of independent directors without an interest in the proposed transaction to review and, if appropriate, approve such transaction.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the aggregate fees billed to us for the audit and other services provided by PricewaterhouseCoopers LLP during the years ended December 31, 2005 and December 30, 2006:

	2005	2006

Audit Fees(1)	$185,463	$2,407,105
Audit-Related Fees(2)	—	—
Tax Fees(3)	8,450	55,025
All Other Fees(4)	—	2,594
Total	$193,913	$2,464,724

(1)	Represents the aggregate fees billed for the audit of the Company’s financial statements, services provided in connection with the Company’s initial public offering in 2006 and services in connection with the statutory and regulatory filings or engagements for this fiscal year.

(2)	Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit review of the Company’s financial statements and are not reported under “audit fees”.

(3)	Represents the aggregate fees billed for tax compliance. These services also include the completion of a transfer price study started in 2005.

(4)	Represents the aggregate fees billed for all products and services provided that are not included under “audit fees”, “audit-related fees” or “tax fees”. These services include the subscription to certain accounting research databases.

Audit Committee’s Pre-Approval Policies and Procedures

The audit committee has policies and procedures that require the pre-approval by the audit committee of all fees paid to, and all services performed by, the Company’s independent auditor, subject to de minimis exceptions for non-audit services set forth in the applicable rules of the Commission. Each year, the audit committee approves the proposed services, including the nature, type and scope of services to be performed by the independent auditor during the fiscal year and the related fees. Audit committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the audit committee.

The services related to Audit-Related Fees, Tax Fees and All Other Fees presented above were approved by the audit committee pursuant to pre-approval provisions set forth in the applicable rules of the Commission without resort to a waiver of such pre-approval provisions.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The compensation committee of our board of directors, or our compensation committee, has responsibility for establishing and overseeing our compensation program as it applies to our executive officers and overseeing the compensation programs for the Company generally.

In this Compensation Discussion and Analysis, the individuals in the Summary Compensation Table set forth after this Compensation Discussion and Analysis are referred to as the “named executive officers”. Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to our other executive officers.

Executive Compensation Policies

Our long-term success depends on our ability to continuously reduce solar electricity costs in order to expand global markets for solar electricity and extend our competitive cost advantage. This requires that we continue to discover, develop, commercialize and improve a continuing stream of manufacturing process and product improvements; expand our sales and manufacturing volumes in order to realize economies of scale and cost reductions; and discover and penetrate new markets for solar electricity that extend beyond the traditional subsidy-dependent markets. To execute these objectives rapidly and efficiently, it is critical that we attract, motivate and retain highly talented individuals at all levels of the organization who are committed to the Company’s mission and core values.

The compensation committee bases its executive compensation programs on the following policies:

•	Compensation should be based on level of job responsibility, individual performance and Company performance.

•	Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must provide pay that remains competitive with the pay of other employers who compete with us for talent.

•	As associates progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and shareholder returns, because they are better able to affect the Company’s results. While all associates receive a mix of both annual and longer-term incentives, associates at higher levels have an increasing proportion of their compensation tied to longer-term performance because they are in a position to have greater influence on longer-term results.

•	Compensation should reward performance. Our programs should deliver top-tier compensation for top-tier individual and Company performance. Similarly, if individual performance falls short of expectations and/or Company performance lags expectations, the programs should deliver lower-tier compensation.

•	Performance-based compensation should foster the long-term focus required for success in the solar industry. We believe success can best be measured by our ability to reduce our product costs — thereby enabling us to reduce the price that we can charge for our products while still earning a superior return on capital — ultimately to levels that enable consumers to generate solar electricity cost competitively with conventional energy alternatives.

•	To be effective, performance-based compensation programs should enable associates to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the Company’s achievement of its strategic and operational goals.

We generally do not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements for our named executives. We consider competitive compensation paid by other companies comparable in size and stage of development, but do not attempt to maintain a certain target percentile within a peer group or otherwise exclusively rely on market data to determine executive compensation. We incorporate flexibility into our compensation program and in our assessment process to respond to and adjust for the evolving business environment in which we operate.

Compensation Committee Practices

The compensation committee has established a number of processes to assist it in ensuring that the Company’s executive compensation program is achieving its objectives. Among these are the following:

Assessment of Company Performance

The compensation committee considers Company performance when determining annual bonus awards (as further discussed below) and currently intends to use Company performance measures in connection with future long-term incentive programs. Company performance is assessed in relation to our mid-term goal of reducing retail solar electricity prices from our products to levels that are competitive with conventional energy alternatives by the year 2010. In determining compensation for 2006, the compensation committee made a subjective determination after considering Company performance and other factors against these objectives collectively. In making its determination, the compensation committee also receives a recommendation from management for any overall adjustment to the general assessment of Company performance based on an additional discretionary assessment of achievements met and corporate challenges overcome during the measurement period. Currently the compensation committee performs this assessment annually after the end of the fiscal year.

Assessment of Individual Performance

Individual performance has a strong impact on the compensation of all associates, including the chief executive officer and the other executive officers. With respect to the chief executive officer, the independent directors, under the direction of the chair of the compensation committee, meet with the chief executive officer in executive session annually at the beginning of the year to agree upon the chief executive officer’s performance objectives (both individual and Company objectives) for the year. At the end of the year, the independent directors meet in executive session under the direction of the chair of the compensation committee to conduct a performance review of the chief executive officer based on his or her achievement of the agreed-upon objectives, contribution to the Company’s performance and other leadership accomplishments. This evaluation is shared with the chief executive officer by the chair of the compensation committee and is provided to the compensation committee for its consideration in setting the chief executive officer’s compensation. For the other executive officers, including the other named executive officers, the compensation committee receives a performance assessment and compensation recommendation from the chief executive officer and also exercises its judgment based on the board’s interactions with the executive officer. As with the chief executive officer, the performance evaluation of these executives is based on achievement of pre-set objectives by the executive and his or her organization, his or her contribution to the Company’s performance and other leadership accomplishments. Based on these considerations, the compensation committee may award variable compensation to the chief executive officer and the executive officers for the previous year, and sets the base salary and performance objectives for the coming year for the chief executive officer and the other executive officers and the parameters for the corporate goals for the Company generally.

Benchmarking

The compensation committee benchmarks the Company’s programs in two ways. First, the compensation committee benchmarks total compensation and the principal components thereof — base salary, annual bonus and equity-based compensation — against market surveys prepared by independent third parties in order to assess the compensation received by each named executive officer in relation to these benchmarks. Compensation levels under these market surveys are generally sensitive to company size and are influenced by whether or not the comparative jobs derive from technology-related industries generally or specifically companies in the solar energy sector and analogous industries or sectors in which we have actually competed for talent, such as the semi-conductor manufacturing sector. Because the Company is growing rapidly and our business involves a mixture of technology and non-technology-related functions, we face unique challenges and opportunities and judgment is required in determining how to apply these factors for comparative purposes. The compensation committee makes a subjective determination of the relevant benchmark data after reviewing all of the factors concerning Company growth and individual job duties that it considers relevant. Second, the compensation committee assesses the design of and compensation payable under the Company’s compensation programs against the compensation programs of a smaller number of peer companies with which the Company believes it must compete to attract and retain superior talent. The compensation committee compares the peer companies’ executive compensation programs as a whole, and also compares the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful. The compensation committee uses the peer group data from companies in similar or analogous industries to confirm data derived from compensation databases and to assess the risk of losing top talent to companies within or similar to what the compensation committee considers our peer group.

Total Compensation Review

The compensation committee reviews each executive’s base pay, bonus and equity-based compensation incentives annually with the guidance of the compensation committee’s independent consultant. In addition to these primary compensation elements, the compensation committee reviews each executive’s perquisites and other compensation, as well as any payments that would be required under various severance and change-in-control scenarios. Following the 2006 review, the compensation committee determined that these elements of compensation were reasonable in the aggregate.

Components of Executive Compensation for 2006

Each of the primary elements of our executive compensation is discussed below, including a description of the particular element and how it fits into our overall executive compensation package. In the descriptions below, we highlight particular objectives that specific elements of our executive compensation program are designed to address. However, it should be noted that we have designed our compensation program so that each element complements the other and collectively serve all of our executive compensation objectives described above. Whether or not specifically mentioned, we believe that each element of our executive compensation program, to a greater or lesser extent, serves each of our objectives.

For 2006, the compensation of named executive officers consisted of base salary, a cash bonus award, a benefits package and, in the case of two officers hired in 2006, stock option grants at fair market value. The compensation committee is currently considering implementing compensation programs for 2007 and beyond that will balance both the mix of cash and equity-based compensation and the mix of currently-paid and longer-term compensation in a way that furthers the compensation objectives of the Company. Following is a discussion of the compensation committee’s considerations in establishing each of the components for the executive officer compensation for 2006 and certain changes that may be applicable for 2007.

Base Salary

Base salary is the guaranteed element of an associates’ annual cash compensation. The value of base salary for each named executive officer reflects the requirements of such executive’s employment agreement, long-term performance and skill set, including the market value of that skill set. For details relating to the employment agreements, see “Executive Compensation — Employment Agreements and Arrangements”. Based on the foregoing and the benchmarking process described, the compensation committee set base salaries for 2006 at market (50th percentile) base salary levels for each of the named executive officers. As discussed under our compensation objectives, we believe that as associates progress to higher levels in the organization, a greater proportion of overall compensation should be directly linked to Company performance and shareholder returns. Establishing base salaries at the 50th percentile for all named executive officers has the effect of more heavily weighting the compensation of more highly-compensated executives, such as Mr. Ahearn, our chief executive officer, toward incentive compensation and equity-based compensation than that of the other executives. The compensation committee currently intends to maintain the base salaries of its named executive officers at approximately market base salary levels in the future.

Cash Bonuses and Incentive Compensation

The bonuses paid for 2006 to named executive officers appear in the Summary Compensation Table under the “Bonus” column and were determined based on the terms of the employment agreements with our named executive officers as well as a general assessment of the Company’s performance as outlined in “— Compensation Committee Practices — Assessment of Company Performance” and “— Compensation Committee Practices — Assessment of Individual Performance”. For details relating to the employment agreements, see “Executive Compensation — Employment Agreements and Arrangements”. Bonuses for 2006 were also pro-rated for named executive officers, and generally for other associates, if they were not employed by the Company for the full fiscal year. In 2007, the Company currently anticipates the establishment of a more formal bonus program applicable to associates of the Company generally, including the chief executive officer and the named executive officers, in order to encourage teamwork and reward excellent performance with respect to corporate and organizational objectives under the Company’s 2006 Omnibus Incentive Compensation Plan (the “2006 Omnibus Plan”).

The compensation committee considered the following when establishing the awards for 2006:

•	Bonus Targets. Bonus targets were based on job responsibilities, internal relativity and peer group data. Our objective was to set bonus targets such that total annual cash compensation was within the broad middle range of peer group companies and a substantial portion of that compensation was linked to Company performance. Consistent with our executive compensation policy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to Company performance through the bonus plan. For 2006, the compensation committee, based on the recommendation of the chief executive officer, concluded that the bonus levels set forth in the employment contracts of Messrs. Hambro and Schultz no longer adequately reflected the changing nature and growth of the Company and their evolving scope and role within the Company. Thus, the compensation committee established the following bonus targets for 2006 (expressed as a percentage of base salary): Mr. Ahearn (50%), Mr. Hambro (50%), Mr. Meyerhoff (50%), Mr. Schultz (40%) and Mr. Kacir (35%).

•	Company Performance Measures. For all associates, including the executive officers, the compensation committee assessed Company performance based on accomplishment of the primary corporate and organizational objectives established for 2006 at the beginning of 2007. These objectives included production volumes, conversion efficiencies, sales revenue and cost per watt metrics, and in general whether the Company remained on track to meet its mid-term goal of making the retail price of solar electricity generated from its products competitive with conventional electricity. Based on this assessment, the compensation committee made discretionary determinations as to the amount of the bonuses to be paid to the named executive officers with respect to 2006. For 2007, the corporate objectives that the compensation committee is considering include developing the infrastructure needed to support the scale of the business under our long term strategic plan and mitigating the major risks to achieving our plan. Organizational objectives for 2007 may include achieving specific module production, conversion efficiency, cost per watt, revenue and plant expansion objectives. The compensation committee believes that a mix of corporate and organizational performance measures will encourage associates, including the named executive officers, to focus appropriately on improving both annual financial results and the long term value of the business, which is dependent upon continued reductions in solar electricity costs generated from our products.

Equity-Based Compensation

To attract and retain associates of the highest caliber, we believe it is important to provide our associates with the opportunity to share in the success of the Company in a manner commensurate with their ability to influence our success. We believe that all associates, not only executives, of the Company should have an equity stake in the Company to align their interest more closely with those of our shareholders. By having an equity interest in the Company, the associate becomes one of the owners of the Company, along with the other shareholders, and has the same interest in seeing the Company succeed as do our shareholders. We also believe that the level of equity ownership, although universal, should be commensurate with the associate’s job responsibilities, recognizing that higher level roles may have a greater influence on the ability of the Company to meet its objectives and succeed.

For our executive officers, including our named executive officers, this includes a larger exposure to equity-based compensation, primarily through grants of stock options at fair market value, rather than providing only cash compensation. Accordingly, if the Company’s performance improves, the executive will benefit together with our shareholders, and if the Company’s performance does not change or if it deteriorates, the executive will derive less and his or her total compensation may be below market levels.

With respect to new associates, for certain roles, particularly as the role has more leverage on the success of our business, a combination of restricted stock units, options and other equity-based compensation forms including outright stock grants or cash incentives may be appropriate or necessary to attract the associate to the Company. Any equity-based compensation granted to new associates, including restricted stock units and stock options, is granted in accordance with our 2006 Omnibus Plan and any options are issued at fair market value as of the date of grant.

In 2003 the Company established an equity-based compensation program for its associates under the First Solar Holdings, LLC 2003 Unit Option Plan (the “2003 Plan”), which set a target equity position for each associate using relevant benchmarks and rankings. The Company granted options under the 2003 Plan from 2003 to 2005 to Messrs. Hambro and Schultz, and such grants are described in more detail in the “Outstanding Equity Awards at Fiscal Year End” table. Our chief executive officer did not participate or receive options under the 2003 Plan. Instead, his equity interest in the Company was derived from his interest in JWMA Partners, LLC, the majority shareholder of the Company before our initial public offering on November 17, 2006. Certain of the award agreements under our 2003 Plan provide for both a 270-day and either a 180-day or a 90-day lockup period following certain public offerings, including our initial public offering. The compensation committee has determined that it is in the best interests of the Company to apply only a 180-day lockup period and to waive the 270-day lockup period under such award agreements. This waiver applies to all option holders who have award agreements with such provisions under the 2003 Plan, including two of our named executive officers, Messrs. Hambro and Schultz.

In November 2006, in connection with our initial public offering, we granted options at fair market value to Messrs. Kacir and Meyerhoff under our 2006 Omnibus Plan, as provided for in their employment agreements (as described in more detail in “Executive Compensation — Employment Agreements and Arrangements”). The grants to Messrs. Kacir and Meyerhoff were consistent with our general approach of granting equity-based compensation awards to new hires in 2006 and are more particularly described in the “Grants of Plan Based Awards Table” and the “Outstanding Equity Awards at Fiscal Year-End” table.

Since the adoption of the 2006 Omnibus Plan, we have not granted, nor do we anticipate granting, any further awards under the 2003 Plan. We grant all options under the 2006 Omnibus Plan at fair market value, defined under the 2006 Omnibus Plan as the closing price of our common shares on the date of grant. The date of grant is the date of the granting resolution approved by our board of directors or the compensation committee, as the case may be. We do not have a policy of timing the grant of options or other equity-based compensation awards under the 2006 Omnibus Plan. The options issued in connection with our initial public offering were made in accordance with contractual commitments with our associates, including two of our named executive officers, Messrs. Kacir and Meyerhoff, or based on individual assessments of our associates who did not have contractual commitments based on their relative roles and responsibilities and past and expected contributions to our success. There have been no grants of equity-based compensation awards to our named executive officers since our initial public offering. Generally, our practice has been to issue equity-based compensation awards for new hires under the 2006 Omnibus Plan at the regularly scheduled compensation committee meeting following the date of hiring. We make such equity-based compensation awards, which to date have consisted only of options, to those associates who are entitled to such compensation by reason of their employment terms or the nature of their role. Our practice is not to time the date of these awards, and we do not take account of any internal “black outs”, during which associates and directors are prohibited by our Insider Trading Policy from trading in our securities, or whether we are or are not in possession of undisclosed material facts or without regard to whether any undisclosed material facts could be perceived as potentially positive or negative.

Broad-based Benefits Programs and Other Compensation

Our named executives are entitled to participate in the various benefits programs we offer to all of our associates, including a 401(k) Plan, medical plan, dental plan, life insurance plan and long-term and short-term disability plans. Under our 401(k) Plan, we make a matching contribution equal to 50% on the first 4% that associates contribute to the plan up to the IRS limits. Generally, our named executive officers have vacation entitlements of four weeks as provided in their employment agreements. For certain of our newly hired named executives, we also provide gross ups of certain payments, as described in more detail under the “Summary Compensation Table”.

Employment Agreements

We have entered into employment agreements with various of our executives, including each of our named executive officers in order to clarify their terms of employment and eliminate future disagreement regarding their employment terms. When we have entered into such employment agreements with our executives, it has been the compensation committee’s judgment that such agreements were appropriate and necessary. The employment agreements generally provide for base salary, bonus, benefits and eligibility for equity-based compensation awards, as well as rights to certain payments and benefits upon certain terminations of employment. For more details on these employment agreements and the compensation and benefits payable or to be provided in the event of a termination of employment, see “Executive Compensation — Employment Agreements and Arrangements” and “Executive Compensation — Potential Payments upon Termination or Change of Control — Potential Payments Upon Termination of Employment (Other Than in the Context of a Change of Control)”.

Change of Control

The compensation committee and the board of directors generally believe it is in the best interests of the Company to provide assurance to certain executives, including the named executive officers, that the executives will be fairly compensated for any lost employment or lost opportunity to realize the value of their equity-based compensation upon a change in control of the company. We recognize that, in order to align the interest of the executives with our shareholders, it is important to encourage the continued attention and dedication of the executives to their assigned duties and to mitigate the uncertainty and questions a potential change in control may raise among such executives. As a result, we have entered into Change in Control Severance Agreements (“CIC Agreements”) with certain of our executives, including our named executive officers, pursuant to which the named executive officers may receive certain “double-trigger” payments and benefits in the event their employment is terminated by First Solar without “cause” or if the executive terminates his or her employment for “good reason” within two years following a change in control. In addition, the executives receive “single-trigger” vesting of equity-based compensation awards in the event of a change in control. The 2006 Omnibus Plan provides that any unvested equity-based compensation awards become vested upon a change in control if such awards are not substantially substituted or assumed, and the 2003 Plan permits the board of directors to accelerate unvested stock option awards. The compensation committee and the board of directors approved the “single trigger” for the vesting of outstanding equity-based compensation awards because executives affected by a change in control could lose the unvested portion of their equity-based compensation awards by no longer having the opportunity to earn out such unvested portion. By adopting the “single trigger” vesting of equity-based compensation awards in the event of a change in control, the compensation committee and the board of directors believe that the executives will be indifferent to a potential change in control and their interests will be more closely aligned with those of our shareholders. The compensation committee reviewed the terms of the CIC Agreements in consultation with an independent consultant, assessed the impact of possible payouts under the CIC Agreements in the event of a change in control and concluded that the CIC Agreements were fair and reasonable. For a further description of compensation provided in the event of a change of control, see “Executive Compensation — Potential Payments Upon Termination or Change of Control — Potential Payments upon a Change of Control”.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The following report of the compensation committee is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference into any other of the Company’s filings under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent we specifically incorporate this report by reference therein.

Throughout 2006, Michael Sweeney served on the compensation committee. Paul H. Stebbins has served on the compensation committee since his appointment to the board of directors on December 19, 2006.

During 2006, the compensation committee was comprised solely of non-associate directors who were each: (i) independent as defined under the NASDAQ listing standards, (ii) a non-associate director for purposes of Rule 16b-3 of the Exchange Act and (iii) an outside director for purposes of 162(m) of the Code. During 2007, the compensation committee will be comprised of directors who meet these same standards.

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement on Schedule 14A.

Submitted by the Members of the Compensation Committee

Michael Sweeney (Chair)
Paul H. Stebbins

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information with respect to compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (our “named executive officers”) for the fiscal year ended December 30, 2006.

						(i)
(a)		(c)	(d)		(f)	All Other	(j)
Name and Principal	(b)	Salary	Bonus		Option Awards	Compensation	Total
Position	Year	($)	($)		($)(1)	($)	($)

Michael J. Ahearn	2006	450,000	200,000		—	15,962(2)	665,962
President, Chief Executive Officer, Director
Jens Meyerhoff (3)	2006	218,767	141,896	(4)	229,377	210,213(5)	800,253
Chief Financial Officer
George A. (“Chip”) Hambro	2006	300,000	150,000		412,483	4,400(6)	866,883
Chief Operating Officer
Kenneth M. Schultz	2006	240,000	96,000		149,920	4,400(7)	490,320
Vice President Sales and Marketing
I. Paul Kacir (8)	2006	75,000	25,962		72,836	122,169(9)	295,967
Vice President, General Counsel and Corporate Secretary

(1)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 30, 2006, in accordance with FAS 123R, of awards pursuant to the 2006 Omnibus Plan and the 2003 Plan and thus may include amounts from awards granted both in and prior to 2006. The assumptions used in the calculation of these amounts are included in Note 13, “Stock Options” to the Company’s audited financial statements for the fiscal year ended December 30, 2006, included in the Company’s Annual Report on Form 10-K filed with the Commission on March 16, 2007. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	Represents premiums paid by the Company for medical/dental insurance ($14,918) and premiums for long term disability ($1,044).

(3)	Mr. Meyerhoff’s employment with us commenced on May 22, 2006.

(4)	Includes discretionary annual cash bonus payment and signing bonus of $50,000.

(5)	Represents the following payments: (a) $1,084 Company match under 401(k) Plan; (b) $98,481 reimbursement for relocation expenses; (c) a tax gross-up in the amount of $95,911 with respect to relocation expenses and signing bonus of $50,000 reflected under the “Bonus” column for Mr. Meyerhoff; and (d) contribution to personal medical insurance of $14,737.

(6)	Represents Company match under 401(K) Plan.

(7)	Represents Company match under 401(K) Plan.

(8)	Mr. Kacir’s employment with us commenced on October 2, 2006.

(9)	Represents the following payments: (a) $79,207 reimbursement for relocation expenses; (b) $1,798 for professional fees; and (c) a tax gross-up in the amount of $3,847 with respect to relocation expenses and an additional estimated tax gross up of $37,317 with respect to $74,634 of the relocation expenses included in (a) that are subject to a gross up, but which have not yet been grossed up.

Grants of Plan Based Awards

The following table sets forth information with respect to the grants of stock options to our named executive officers during the fiscal year ended December 30, 2006.

(j)
		All Other Option	(k)	(l)
		Awards: Number	Exercise or	Grant Date Fair
		of Securities	Base Price of	Value of Stock
(a)	(b)	Underlying	Option	and Option
Name	Grant Date	Options (#)	Awards ($/sh)	Awards ($)(3)

Jens Meyerhoff	11/16/2006(1)	187,501	20.00	2,321,262
I. Paul Kacir	11/16/2006(2)	82,450	20.00	1,020,731

(1)	These options were granted under the 2006 Omnibus Plan and vest with respect to 20% of the underlying shares on June 1, 2007, and thereafter, vest in equal monthly installments for 48 months, subject to Mr. Meyerhoff’s continued employment with us. The exercise price of $20.00 was set based on our initial public offering price, as provided in our employment agreement with Mr. Meyerhoff.

(2)	These options were granted under the 2006 Omnibus Plan and vest with respect to 20% of the underlying shares on October 1, 2007, and thereafter, vest in equal monthly installments for 48 months, subject to Mr. Kacir’s continued employment with us. The exercise price of $20.00 was set based on our initial public offering price, as provided in our employment agreement with Mr. Kacir.

(3)	The grant date fair value of the stock options was determined in accordance with FAS 123R. The assumptions used in the calculation of these amounts are included in Note 13, “Stock Options” to the Company’s audited financial statements for the fiscal of the year ended December 30, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by our named executive officers at December 30, 2006.

Option Awards

	(b)	(c)
	Number of	Number of
	Securities	Securities
	Underlying	Underlying	(e)
	Unexercised	Unexercised	Option	(f)
(a)	Options (#)	Options (#)	Exercise Price	Option
Name	Exercisable	Unexercisable	($)	Expiration Date

Jens Meyerhoff	—	187,501(1)	20.00	11/16/2013
George (“Chip”) A. Hambro	911,800(2)	—	2.06	12/8/2013
	12,125(3)	36,375(3)	4.54	12/14/2015
Kenneth M. Schultz	729,440(4)	182,360(4)	2.06	12/8/2013
I. Paul Kacir	—	82,450(5)	20.00	11/16/2013

(1)	These options vest with respect to 20% of the underlying shares on June 1, 2007, and thereafter vest in equal monthly installments for 48 months, subject to Mr. Meyerhoff’s continued employment with us.

(2)	These options vested as follows: 547,080 options vested upon grant on December 8, 2003; 182,360 vested on June 1, 2005; and 182,360 vested on June 1, 2006.

(3)	These options vest in four equal installments on each of the first four anniversaries of the date of grant.

(4)	These options vest in four equal installments on each of the first four anniversaries of November 1, 2003.

(5)	These options vest with respect to 20% of the underlying shares on the October 1, 2007, and thereafter vest in equal monthly installments for 48 months, subject to Mr. Kacir’s continued employment with us.

None of the Company’s named executive officers exercised any stock options during the fiscal year ended December 30, 2006.

We do not currently provide our named executive officers with pension benefits or nonqualified deferred compensation.

Employment Agreements and Arrangements

Michael J. Ahearn

On October 31, 2006, we entered into an amended and restated employment agreement with Mr. Michael J. Ahearn, our chief executive officer. Under the terms of his employment agreement, Mr. Ahearn is entitled to a minimum annual base salary of $450,000 (subject to annual review), is eligible to receive a discretionary annual bonus and receives standard health benefits and four weeks of vacation. Our employment agreement with Mr. Ahearn provides that, in the event Mr. Ahearn’s employment is terminated by us without cause, Mr. Ahearn will receive the following: (a) a severance payment in the amount equal to one year of his annual base salary, payable over the 12 months following termination, (b) continued medical benefits for the earlier of 12 months following termination and the executive’s coverage under any other medical benefits plan and (c) continued vesting of equity-based compensation awards for 12 months after termination of employment (and the ability to exercise vested equity awards for 90 days after such 12-month period). In the event of termination of Mr. Ahearn’s employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. Mr. Ahearn must sign a release in order to receive severance payments. Mr. Ahearn is also subject to a separate confidentiality agreement and a separate non-competition and non-solicitation agreement, which provides that Mr. Ahearn will not compete with the Company or solicit Company associates for two years after termination of his employment.

Mr. Ahearn has also entered into a separate CIC Agreement with the Company, the terms of which are described in “— Potential Payments Upon Termination or Change of Control — Potential Payments upon a Change of Control — Change in control severance agreements”.

Jens Meyerhoff

On October 31, 2006, we entered into an employment agreement with Mr. Jens Meyerhoff, our chief financial officer. Under the terms of his employment agreement, Mr. Meyerhoff is entitled to a minimum annual base salary of $300,000 (subject to annual review) and is eligible to receive a discretionary annual bonus of up to 50% of his annual base salary. Mr. Meyerhoff also receives standard health benefits, or, in lieu of such benefits and at Mr. Meyerhoff’s election, separate medical insurance benefits, with costs reimbursed by us. Mr. Meyerhoff also receives four weeks of vacation and received a bonus of $50,000, after taxes, to cover his relocation expenses for moving to Phoenix. Our employment agreement with Mr. Meyerhoff provides that, in the event Mr. Meyerhoff’s employment is terminated by us without cause, Mr. Meyerhoff will receive the following: (a) a severance payment in the amount equal to 18 months of his annual base salary, payable over the 18 month period following termination of employment, (b) continued medical benefits for 18 months, (c) certain relocation benefits and (d) continued vesting of equity-based compensation awards for 12 months after termination of employment (and the ability to exercise vested equity-based compensation awards for 90 days after such 12-month period). In the event of termination of Mr. Meyerhoff’s employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. Mr. Meyerhoff must sign a release in order to receive severance payments.

Pursuant to his employment agreement, concurrently with our initial public offering, Mr. Meyerhoff received options to purchase 187,501 shares of our common stock, exercisable at the initial public offering price. Mr. Meyerhoff is also subject to a separate confidentiality agreement and a separate non-competition and non-solicitation agreement, which provides that Mr. Meyerhoff will not compete with the Company or solicit Company associates for 18 months after termination of his employment.

Mr. Meyerhoff has also entered into a separate CIC Agreement with the Company, the terms of which are described in “— Potential Payments Upon Termination or Change of Control — Potential Payments upon a Change of Control — Change in control severance agreements”.

George (“Chip”) A. Hambro

On May 30, 2001, we entered into an employment agreement with Mr. George (“Chip”) A. Hambro, our chief operating officer, which was amended on February 5, 2003. Under the terms of his employment agreement, Mr. Hambro is entitled to a minimum annual base salary of $175,000 (subject to annual review) and is eligible to receive a bonus equal to 20% to 40% of his base salary based on individual and Company performance. Effective January 2, 2006, Mr. Hambro’s annual salary was increased to $300,000, and the compensation committee awarded Mr. Hambro with a bonus with respect to the 2006 fiscal year in the amount of $150,000, or 50% of his base salary. Mr. Hambro receives standard welfare benefits and is entitled to four weeks of vacation. Our employment agreement with Mr. Hambro provides that, in the event Mr. Hambro’s employment is terminated by us without cause or due to his disability (as defined in the employment agreement), Mr. Hambro will receive the following: (a) severance pay in the amount of his highest base salary for a period of 24 months following the termination of his employment (less any amounts earned by Mr. Hambro through self-employment or subsequent employment), (b) a lump sum payment of $300,000 and (c) payment of any earned and unused (and unforfeited) vacation. Mr. Hambro must sign a release in order to receive severance payments.

Under the terms of his option award agreements with respect to his 960,300 options granted under the 2003 Plan, such options, to the extent unvested, will vest upon a termination by us without cause, a termination by Mr. Hambro for good reason (as defined below) or due to death or disability (as defined in the 2003 Plan). The term “good reason” for purposes of Mr. Hambro’s option award agreement means, without his prior written consent, (a) a material reduction in his duties and responsibilities in his role as an associate or (b) any required relocation of his office to a location more than 50 miles from the location on the grant date.

Under the terms of the employment agreement, Mr. Hambro has agreed not to disclose any confidential information concerning our business, including without limitation our confidential designs and processes. In addition, Mr. Hambro has agreed not to compete with the Company or solicit or hire any Company associates during the three year period following the termination of his employment.

Mr. Hambro has also entered into a separate CIC Agreement with the Company, the terms of which are described in “— Potential Payments Upon Termination or Change of Control — Potential Payments upon a Change of Control — Change in control severance agreements”.

Kenneth M. Schultz

On November 1, 2002, we entered into an employment agreement with Mr. Kenneth M. Schultz, our vice president of sales and marketing. Under the terms of his employment agreement, Mr. Schultz is entitled to receive an annual base salary of $175,000 (subject to annual review) and a discretionary bonus based on achievement of individual and Company objectives. If Mr. Schultz elects to forego medical benefits, his base salary will be increased an additional $7,500. Generally, Mr. Schultz’s base salary may not be decreased unless his base salary is reduced as part of a general reduction in the base salaries of all senior managers. Effective January 2, 2006, Mr. Schultz’s annual salary was increased to $240,000. Mr. Schultz receives standard welfare benefits. Our employment agreement with Mr. Schultz provides that, in the event Mr. Schultz is terminated by us for any reason other than cause or if Mr. Schultz terminates his employment with us for good reason (as defined below), Mr. Schultz will receive the following: (a) a severance payment in an amount equal to one year of his annual base salary payable during the 12 month period following termination and (b) continued welfare benefits for the earliest of (i) the first anniversary of the termination, (ii) the date Mr. Schultz becomes eligible to receive comparable group life insurance coverage from another employer and (iii) the date that continuation coverage ends under the applicable plan or laws. Mr. Schultz does not need to sign a release in order to receive severance payments.

For purposes of his employment agreement, the term “good reason” means if, without Mr. Schultz’s express written consent, any of the following shall occur: (a) a substantial reduction or diminution in his material duties, excluding any reduction or diminution not made in bad faith and which is remedied by the Company promptly after receipt of written notice from Mr. Schultz, and excluding a mere change in Mr. Schultz’s title and/or reporting relationship, (b) the relocation of Mr. Schultz’s principal work location by more than 40 miles from the Phoenix metropolitan area or (c) the material breach by the Company of the employment agreement, excluding any breach that is not made in bad faith by the Company and which is remedied by the Company promptly after receipt of written notice thereof from Mr. Schultz.

Under the terms of his option award agreement with respect to his 911,800 options granted under the 2003 Plan, such options, to the extent unvested, will vest upon a termination by us without cause, a termination by Mr. Schultz for good reason (substantially the same definition as in Mr. Hambro’s option award agreements described above) or due to death or disability (as defined in the 2003 Plan).

Under the terms of the employment agreement, Mr. Schultz has agreed not to disclose any confidential information concerning our business, including without limitation our confidential designs and processes. In addition, Mr. Schultz has agreed not compete with the Company or solicit or hire any Company associates during the period of one year following the termination of his employment. If we default on any severance payments owed to Mr. Schultz under the terms of the agreement and fail to cure such default upon five days written notice specifying such default, the obligation of Mr. Schultz not to compete with us expires.

Mr. Schultz has also entered into a separate CIC Agreement with the Company, the terms of which are described in “— Potential Payments Upon Termination or Change of Control — Potential Payments upon a Change of Control — Change in control severance agreements”.

I. Paul Kacir

On October 31, 2006, we entered into an amended and restated employment agreement with Mr. I. Paul Kacir, our vice president, general counsel and corporate secretary. Under the terms of his employment agreement, Mr. Kacir is entitled to a minimum annual base salary of $300,000 (subject to annual review), and is eligible to receive a discretionary annual bonus of up to 35% of his annual base salary. Mr. Kacir also received certain relocation benefits in connection with his employment. Mr. Kacir receives standard health benefits and four weeks of vacation. Our employment agreement with Mr. Kacir provides that, in the event Mr. Kacir’s employment is terminated by us without cause, Mr. Kacir will receive the following: (a) a severance payment in the amount equal to one year of his annual base salary, payable over the 12 month period following termination, (b) continued medical benefits for the earlier of 12 months following termination and the executive’s coverage under any other medical benefits plan and (c) continued vesting of equity-based compensation awards for 12 months after termination of employment (and the ability to exercise vested equity-based compensation awards for 90 days after such 12-month period). In the event of termination of Mr. Kacir’s employment for any reason, he is entitled to payment of his accrued and unused (and unforfeited) vacation. Mr. Kacir must sign a release in order to receive severance payments.

Pursuant to his employment agreement, concurrently with our initial public offering, Mr. Kacir received options to purchase 82,450 shares of our common stock, exercisable at the initial public offering price. Mr. Kacir is also subject to a separate confidentiality agreement and a separate non-competition and non-solicitation agreement, which provides that Mr. Kacir will not compete with the Company or solicit Company associates for 12 months after termination of his employment.

Mr. Kacir has also entered into a separate CIC Agreement with the Company, the terms of which are described in “— Potential Payments Upon Termination or Change of Control — Potential Payments upon a Change of Control — Change in control severance agreements”.

Potential Payments Upon Termination or Change of Control

Potential Payments upon Termination of Employment (Other Than in the Context of a Change of Control)

The table below reflects the estimated amount of compensation to each of the named executive officers of the Company in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon voluntary termination without good reason, voluntary termination with good reason, involuntary termination without cause, termination with cause in the event of disability or death of the executive, in each case, other than in connection with a change in control, is shown below. The amounts shown assume that such termination was effective as of December 29, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. For purposes of the calculations below, we have used a share value of $29.84 per share, which was the closing price of our common stock on December 29, 2006. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

For detailed descriptions relating to these payments and benefits, including any release, noncompetition, nonsolicitation or similar requirements, see “— Employment Agreements and Arrangements”.

The amounts do not include amounts payable pursuant to the Company’s contract, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried associates, including payment of accrued rights such as payment for accrued and unpaid vacation.

	Voluntary	Voluntary		Involuntary
	Termination	Termination		Not for	Involuntary		Termination
	Without	With Good		Cause	for Cause	Termination	Due to
	Good Reason	Reason ($)		Termination	Termination	Due to Death	Disability
	($)(1)	(1)		($)	($)	($)	($)

Michael J. Ahearn
Cash Severance	—	—		450,000(2)	—	—	—
Health and Welfare Benefits	—	—		15,962(3)	—	—	—
Equity Treatment	—	—		—	—	—	—
Relocation Benefits	—	—		—	—	—	—
TOTAL	—	—		465,962	—	—	—
Jens Meyerhoff
Cash Severance	—	—		450,000(2)	—	—	—
Health and Welfare Benefits	—	—		22,106(3)	—	—	—
Equity Treatment	—	—		553,500(4)	—	—	—
Relocation Benefits	—	—		200,000(5)	—	—	—
TOTAL	—	—		1,225,606	—	—	—
George (“Chip”) A. Hambro
Cash Severance	—	—		900,000(2)	—	—	—
Health and Welfare Benefits	—	—		—	—	—	—
Equity Treatment	—	920,288	(6)	920,288(6)	—	920,288(6)	920,288(6)
Relocation Benefits	—	—		—	—	—	—
TOTAL	—	920,288		1,820,288	—	920,288	920,288
Kenneth M. Schultz
Cash Severance	—	240,000	(2)	240,000(2)	—	—	—
Health and Welfare Benefits	—	—		—	—	—	—
Equity Treatment	—	5,065,961	(7)	5,065,961(7)	—	5,065,961(7)	5,065,961(7)
Relocation Benefits	—	—		—	—	—	—
TOTAL	—	5,305,961		5,305,961	—	5,065,961	5,065,961
I. Paul Kacir
Cash Severance	—	—		300,000(2)	—	—	—
Health and Welfare Benefits	—	—		11,736(3)	—	—	—
Equity Treatment	—	—		189,302(4)	—	—	—
Relocation Benefits	—	—		—	—	—	—
TOTAL	—	—		501,038	—	—	—

(1)	See definitions of good reason applicable under Mr. Schultz’ employment agreement and under Messrs. Hambro and Schultz’ option award agreements described in “Employment Agreements and Arrangements”.

(2)	Estimates based on aggregate payments to be made over severance period as follows: (a) Messrs. Ahearn, Schultz and Kacir (12 months); (b) Mr. Hambro (24 months); (c) Mr. Meyerhoff (18 months). In addition, the amount for Mr. Hambro includes an additional lump sum payment of $300,000.

(3)	Estimates based on amounts paid for health and welfare benefits in 2006 multiplied by applicable continuation periods as follows: (a) Messrs. Ahearn, Schultz and Kacir (12 months); (b) Mr. Hambro (24 months); (c) Mr. Meyerhoff (18 months).

(4)	Estimated aggregate value of continued vesting of stock options for 12 months following termination of employment based on assumption of constant share price of $29.84 per share.

(5)	Estimated amount payable with respect to Mr. Meyerhoff’s post-termination relocation benefit based on the assumption that relocation expenses will be approximately the same as his relocation expenses related to his move from California to Arizona upon the commencement of employment. Actual amounts payable may vary as his relocation benefit is not restricted with respect to location.

(6)	Estimated value based on difference between exercise price of $4.54 per share and $29.84 per share value as of December 29, 2006, multiplied by number of unvested stock options held by the executive as of December 29, 2006.

(7)	Estimated value based on difference between exercise price of $2.06 per share and $29.84 per share value as of December 29, 2006, multiplied by number of unvested stock options held by the executive as of December 29, 2006.

Potential Payments upon a Change of Control

Consequences of change of control under equity-based compensation plans

2006 Omnibus Incentive Compensation Plan.  The Company’s 2006 Omnibus Plan provides that, unless otherwise provided in an award agreement, in the event of a change of control (as defined below) of First Solar, unless provision is made in connection with the change of control for assumption of, or substitution for, awards previously granted, any options outstanding as of the date the change of control is determined to have occurred will become fully exercisable and vested, as of immediately prior to the change of control.

The term “change in control” in the 2006 Omnibus Plan is defined as the occurrence of any of the following events:

•	during any period of twenty-four consecutive months, a change in the composition of a majority of our board of directors that is not supported by a majority of the incumbent board of directors;

•	the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets;

•	the approval by our shareholders of a plan of our complete liquidation or dissolution; or

•	an acquisition by any individual, entity or group of beneficial ownership of a percentage of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors that is equal to or greater than (a) 20% and (b) the percentage of the combined voting power of the outstanding voting securities owned by certain specified shareholders, including the Estate of John T. Walton and its beneficiaries, JCL Holdings, LLC, and its beneficiaries, and Michael Ahearn and his family at the time of such acquisition.

2003 Unit Option Plan.  The Company’s 2003 Plan permits the Company to accelerate options in the event of a change in control, but does not require the Company to do so.

Change in control severance agreements

First Solar has entered into change in control severance agreements, referred to as the CIC Agreements, with its executive officers and certain senior management, including each of its named executive officers. Under the CIC Agreements, if a change in control (substantially as defined in the 2006 Omnibus Plan) occurs, the executive would become immediately entitled to accelerated vesting of all equity-based, long-term incentive and cash incentive compensation awards (other than awards which by their express terms do not accelerate under the CIC Agreements).

Executives who are party to a CIC Agreement will also be entitled to additional benefits if the executive’s employment is terminated under certain circumstances. An executive is entitled to those severance benefits if the executive’s employment with First Solar is terminated in anticipation of a change in control or if, during the two-year period after a change in control, the executive is terminated without cause or resigns for good reason (which includes material changes in an executive’s duties, responsibilities or reporting relationships, failure to provide equivalent compensation and benefits and being required to relocate 50 or more miles) (such termination, a “qualifying termination”). If terminated or separated from First Solar under those circumstances, the executive would be entitled to the following additional benefits under the CIC Agreement:

•	a lump-sum cash severance payment equal to two times the sum of (i) the greater of the executive’s base salary in effect immediately prior to the date of termination and the executive’s base salary in effect immediately prior to the change in control, and (ii) the greater of the average annual cash bonuses for the previous three calendar years and the target annual bonus for the year of termination;

•	a prorated target annual bonus;

•	the continuation of welfare and fringe benefits for the earlier of (i) two years after executing a release of claims agreement and (ii) eighteen months after termination of employment; and

•	reimbursement for the cost of executive-level outplacement services (subject to a $20,000 ceiling).

In order to obtain severance benefits under a CIC Agreement, an executive must first execute a separation agreement with First Solar that includes a waiver and release of any and all claims against First Solar. For terminations other than a qualifying termination following a change in control, the executive is entitled to accrued rights only.

In addition to the foregoing, in accordance with the CIC Agreements, First Solar will make certain tax “gross-up” payments to address taxes that may be imposed under applicable tax laws in connection with golden parachute payments (including the acceleration of equity-based, long-term incentive and cash compensation upon a change in control) unless the value of the payments and benefits in connection with the change in control does not exceed 10% of the maximum amount payable without triggering any such taxes, in which case the payments and benefits will be reduced to such maximum amount.

The table below shows the amounts that would be payable to each of the named executive officers in the event of a qualifying termination following a change in control, if a change of control and the qualifying termination had occurred on December 29, 2006, using a $29.84 per share closing price.

The amounts do not include amounts payable pursuant to the Company’s contract, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried associates, including payment of accrued rights such as payment for accrued and unpaid vacation.

			Estimated
	Cash	Value of	Value of		Estimated
	Severance	Accelerated	Medical and	Estimated	Value of
	Payment	Equity	Welfare	Value of	280G Gross Up
	Amount	Awards	Benefits	Outplacement	Payment	Total
	($)	($)(1)	($)(2)	Assistance ($)(3)	($)(4)	($)

Michael J. Ahearn	1,500,000	—	46,324	20,000	—	1,566,324
Jens Meyerhoff	1,050,000	1,845,010	43,874	20,000	824,419	3,783,303
George (“Chip”) A. Hambro	1,050,000	920,288	37,872	20,000	391,420	2,419,580
Kenneth M. Schultz	768,000	5,065,961	37,872	20,000	1,705,683	7,597,516
I. Paul Kacir	915,000	811,308	37,872	20,000	357,019	2,141,199

(1)	Vesting of equity awards is a “single trigger” benefit, and awards vest upon a change of control.

(2)	Estimated value of medical and welfare benefits based on cost of premium payments for health and welfare benefits paid in 2006.

(3)	Assumes maximum payment of $20,000 which may be made for outplacement assistance.

(4)	Assumes highest Federal and state income tax rates.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Upon the recommendation of the independent members of the board of directors, the board of directors has nominated for election at the annual meeting the following slate of six nominees. Information about these nominees is provided above under the heading “Directors.” Each of the nominees is currently serving as a director of the Company. The persons appointed in the enclosed proxy intend to vote such proxy for the election of each of the six nominees named below, unless the shareholder indicates on the proxy that the vote should be withheld from any or all of the nominees. The Company expects each nominee for election as a director at the annual meeting to be able to accept such nomination. If any nominee is unable to accept the nomination, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless you have withheld authority.

Nominees

The board of directors has nominated for election to the board of directors the following six nominees:

Michael J. Ahearn
Bruce Sohn
James F. Nolan
J. Thomas Presby
Paul H. Stebbins
Michael Sweeney

Required Vote

The six nominees receiving the highest number of affirmative votes of the shares of our common stock present at the annual meeting in person or by proxy and entitled to vote shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” these nominees.

Recommendation

Our board of directors recommends a vote “FOR” the election to the board of directors of each of the foregoing nominees.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 29, 2007. During 2006, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services. See “Principal Accountant Fees and Services.” Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 29, 2007 requires the affirmative votes of a majority of the votes of the shares of our common stock present at the annual meeting in person or by proxy and entitled to vote. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of PricewaterhouseCoopers LLP.

Recommendation

Our board of directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 29, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Commission reports regarding their ownership and changes in ownership of our securities. We believe that, during the fiscal year ended December 30, 2006, our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements. A late Form 4 report was filed by Paul H. Stebbins on February 26, 2007 to report the acquisition of 1,000 shares of our common stock on February 20, 2007.

In making these statements, we have relied upon examination of the copies of Forms 3, 4 and 5 provided to us and the written representations of our directors, executive officers and 10% shareholders.

OTHER MATTERS

It is not anticipated that any matters other than those described in this proxy statement will be brought before the annual meeting. If any other matters are presented, however, it is the intention of the persons named in the proxy to vote the proxy in accordance with the discretion of the persons named in the proxy.

SHAREHOLDER PROPOSALS

A shareholder who would like to have a proposal considered for inclusion in our 2008 proxy statement must submit the proposal so that it is received by us no later than December 27, 2007. Commission rules set standards for eligibility and specify the types of shareholder proposals that may be excluded from a proxy statement. Shareholder proposals should be addressed to the Corporate Secretary, First Solar, Inc., 4050 East Cotton Center Boulevard, Building 6, Suite 68, Phoenix, Arizona 85040.

If a shareholder does not submit a proposal for inclusion in next year’s proxy statement, but instead wishes to present it directly at next year’s annual meeting of shareholders, our bylaws require that the shareholder notify us in writing on or before February 25, 2008, but no earlier than January 26, 2008, to be included in our materials relating to that meeting. Proposals received after February 25, 2008 will not be voted on at the annual meeting. In addition, such proposal must also include, among other things, a brief description of the business desired to be brought before the annual meeting; the text of the proposal or business (including the text of any resolutions proposed for consideration) and the reasons for conducting such business at the annual meeting; the name and address, as they appear on the Company’s books, of the shareholder proposing such business or nomination and the name and address of the beneficial owner, if any, on whose behalf the nomination or proposal is being made; the class or series and number of shares of the Company which are beneficially owned or owned of record by the shareholder and the beneficial owner; any material interest of the shareholder in such business; and a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such annual meeting and intends to appear in person or by proxy at such meeting to propose such business. If the shareholder wishes to nominate one or more persons for election as a director, such shareholder’s notice must comply with additional provisions as set forth in our bylaws, including certain information with respect to the persons nominated for election as directors and any information relating to the shareholder that would be required to be disclosed in a proxy filing. Any such proposals should be directed to the Corporate Secretary, First Solar, Inc., 4050 East Cotton Center Boulevard, Building 6, Suite 68, Phoenix, Arizona 85040.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the audit committee is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference into any other of the Company’s filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

The audit committee has reviewed and discussed the Company’s most recent audited consolidated financial statements for the year ended December 30, 2006 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for the year ended December 30, 2006. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The audit committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Audit Committee Communications), as amended, relating to the auditors’ judgment about the quality of the Company’s accounting principles, as applied in its financial reporting.

The audit committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the accountants’ independence from the Company, and has discussed with PricewaterhouseCoopers LLP their independence from the Company and its management.

Based on the reviews and discussions outlined above, the audit committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2006 for filing with the Commission.

Submitted by the Members of the Audit Committee

J. Thomas Presby (Chair)
Paul H. Stebbins
Michael Sweeney

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	01 — Michael J. Ahearn	02 — James F. Nolan	03 — J. Thomas Presby
		04 — Bruce Sohn	05 — Paul H. Stebbins	06 — Michael Sweeney

☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐

		For	Against	Abstain
2.	Ratification of appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the fiscal year ending December 29, 2007.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — First Solar, Inc.

Solicited on Behalf of the Board of Directors for the Annual Meeting, May 25, 2007, Phoenix, Arizona
2007 Annual Meeting of First Solar, Inc. Shareholders
May 25, 2007, 2:00 p.m. (Local Time)
Embassy Suites Phoenix — Biltmore
The undersigned hereby appoints Michael J. Ahearn and I. Paul Kacir (the “proxies”), or any of them, with full power of substitution, to represent and to vote the Common Stock of the undersigned at the annual meeting of stockholders of First Solar, Inc., to be held at Embassy Suites Phoenix — Biltmore, 2630 East Camelback Road, Phoenix, Arizona 85016, on May 25, 2007, at 2:00 p.m., or at any adjournment thereof as stated on the reverse side.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.